Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Pasithea Therapeutics Corp. on Form S-1 [FILE NOS. 333-255205 and 333-261573] and Form S-8 [FILE NO. 333-267535] of our report dated March 30, 2023, with respect to our audits of the consolidated financial statements of Pasithea Therapeutics Corp. as of December 31, 2022 and 2021, and for the years then ended, which report is included in this Annual Report on Form 10-K of Pasithea Therapeutics Corp. for the year ended December 31, 2022.

/s/ Marcum llp

New Haven, CT

March 30, 2023